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                                                                EXHIBIT 10.57(b)

                               ALTERA CORPORATION
                               SEVERANCE AGREEMENT


        This Severance Agreement (the "Agreement") is made and entered into effective as of November 30, 2000 (the "Effective Date") by and between John Daane (hereinafter referred to as "Executive") and Altera Corporation (the "Company").

        WHEREAS, Executive desires to accept employment with the Company as its Chief Executive Officer ("CEO");

        WHEREAS, the Company desires to employ Executive as its CEO; and

        WHEREAS, the Company and Executive agree that Executive shall be eligible for severance under the circumstances set forth in Section 2 of this Agreement;

        Accordingly, the parties agree as follows:

        1. Term of Agreement. This Agreement shall commence on the first day of Executive's employment with the Company, and terminate on the date which is five
(5) years following such date, unless the term of this Agreement is extended at the sole discretion of the Company's Board of Directors. Nothing in this Agreement shall be construed as creating an obligation to extend the term of the Agreement.

        2. Executive's Eligibility for Severance.

                Executive shall be entitled to the "Severance Package" as defined in Section 3 of this Agreement if (but only if) the Company terminates Executive's employment for reasons other than (A) Executive's death, (B) for Cause, or (C) if Executive is eligible to receive the "Change In Control Severance Package" due to a "Change in Control" as defined and provided for in the Altera Corporation Change In Control Severance Agreement between the parties, dated November 30, 2000. Executive is not entitled to the Severance Package if Executive terminates his employment for any reason. In addition, as a condition of Executive receiving the Severance Package, Executive and the Company agree to sign a release agreement in the form attached hereto as Exhibit "A" within thirty days of the effective date of Executive's termination and prior to Executive receiving the Severance Package.

        3. Severance Package. In the event Executive is entitled to the Severance Package pursuant to Section 2, above, it shall be payable within thirty days of Executive's termination. The Severance Package shall consist of
(i) payment equivalent to two year's of Executive's then-current base salary, and (ii) one year of accelerated stock vesting, which applies to all Executive's restricted stock and option grants. The Severance Package shall be paid in lieu of any other severance to Executive.

        4. Certain Definitions. As used herein, the following terms shall have the following respective meanings:



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                (a) Disability. If, in the sole opinion of the Company,
Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than ninety
(90) days in the aggregate in any twelve-month period, then, to the extent permitted by law, Company may terminate Executive's employment. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant. If Executive elects to receive disability benefits due to a Disability, such election shall not prohibit Executive from receiving the Severance Package pursuant to Section 3 above.

                (b) Cause. The following shall constitute "Cause" for termination:

                        (i) Executive's deliberate dishonesty with respect to the Company or any subsidiary or affiliate thereof; or

                        (ii) Executive's conviction of a crime involving moral turpitude; or

                        (iii) Criminal acts pertaining to the Company or any of its affiliates or shareholders; material and fraudulent falsification; embezzlement or unauthorized conversion of property; or willful disclosure of trade secrets or other information likely to be used to the detriment of the Company.


        5. Successors; Binding Agreement.

                (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall entitle Executive to severance from the Company in the same amount and on the same terms as Executive would be entitled if Executive were eligible pursuant to Section 2 herein for the Severance Package. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or if there is no such designee, to Executive's estate.

        6. Notice. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered (a) by hand or (b) by a nationally recognized overnight courier service or (c) by United States



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first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of actual receipt of notice by any permitted means, or five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this section.

               Company's Notice Address:

               C. Wendell Bergere, Esq.
               Vice President, General Counsel and Secretary
               Altera Corporation
               101 Innovation Drive
               San Jose, California  95134

               Executive's Notice Address:

               John Daane
               156 Highland Avenue
               Los Gatos, California  95030

        7. At-Will Employment Status. Nothing in this Agreement creates any contractual rights in favor of Executive with respect to the terms of his employment. Additionally, as set forth in detail in the Company's Employee Handbook, Executive's employment with the Company is "at-will." This means that Executive is free to resign at any time and the Company is free to terminate Executive's employment at any time for any reason, with or without advanced notice. Executive's "at-will" status cannot be altered except in a writing which has been approved by the Board of Directors of the Company.

        8. Miscellaneous

                (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                (c) No waiver by Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provisions at any subsequent time.

                (d) This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in



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accordance with this Section will be binding upon all parties hereto and each of their respective successors and assigns.

                (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                (f) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

                (g) The Company shall do, make, execute and deliver all such additional and further acts, things, assurances and instruments as Executive may reasonably request in order to assure Executive his rights hereunder and to carry into effect the provisions and intent of this Agreement. The Company shall upon Executive's request, convert any options which are incentive stock options into nonqualified options and shall amend any outstanding option agreements in a manner consistent with this Agreement.

        9. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supercedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

        10. Acknowledgement. Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that Executive has read and understands the Agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.


ALTERA CORPORATION,                         EXECUTIVE
a Delaware corporation


Date: 11/29/00                              Date: 11/30/00
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By:   /s/ RODNEY SMITH                           /s/ JOHN DAANE
     -----------------------------               -------------------------------
Name: Rodney Smith                               Name of Executive
     ----------------------------
Title: CEO
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